As filed with the Securities and Exchange Commission on November 9, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIUMPH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0347963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

899 Cassatt Road, Suite 210, Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

Daniel J. Crowley

President and Chief Executive Officer

899 Cassatt Road, Suite 210

Berwyn, PA  19312

(Name and address of agent for service)

(610) 251-1000

(Telephone Number, including area code, of agent for service)

With a copy to:

Gerald J. Guarcini, Esquire

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103-2297
(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of Registration fee
Common stock $0.001 par value	1,520,000 shares(3)	$6.95	$10,564,000.00	$1,152.53

(1)  This Registration Statement covers, in addition to the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Triumph Group, Inc., a Delaware corporation (the “Company” or the “Registrant”), that are stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Amended and Restated 2018 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)  Pursuant to Rule 457(h) of the Securities Act, the registration fee has been calculated based on the average of the high and low prices of the Registrant’s Common Stock on November 2, 2020 on the New York Stock Exchange.

EXPLANATORY NOTE

On May 28, 2020 the Compensation Committee of the Board of Directors of Triumph Group, Inc. (the “Company”) and the Board of Directors of the Company authorized and approved the amendment and restatement of the Company 2018 Equity Incentive Plan (the “Plan”), subject to stockholder approval at the Company’s 2020 annual meeting of stockholders (the “Annual Meeting”), to increase the number of shares of common stock, par value $0.001 per share (“Common Stock”), authorized for issuance under the Plan from 2,000,000 shares of Common Stock to 3,520,000 shares of Common Stock (the “Plan Increase”). On July 16, 2020, the Plan Increase was approved by the Company’s stockholders at the Annual Meeting.

The Company previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC” or “Commission”) on August 7, 2018 (File No. 333-226640) registering 2,000,000 shares of Common Stock under the Plan (the “Earlier Registration Statement”). The Company is filing this Registration Statement on Form S-8 to register an additional 1,520,000 shares of Common Stock authorized for issuance under the Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

•	The Company’s Registration Statements on Form S-8, filed with the Commission on August 7, 2018;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Commission on May 28, 2020;
•

the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020 and for the quarter ended September 30, 2020, filed with the Commission on November 5,2020; and

•

the Company’s Current Reports on Form 8-K, filed with the Commission on April 2, 2020, April 14, 2020, June 12, 2020, July 21, 2020, August 5, 2020, August 6, 2020, August 18, 2020 and October 5, 2020; and

•

the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 27, 1996, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 8.  Exhibits

Number	Description
4.1	Form of Certificate for Common Stock (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed by the Company on March 13, 2019).
4.2	Amended and Restated 2018 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on July 21, 2020).
5.1*	Opinion of Ballard Spahr LLP regarding legality of shares of Common Stock being offered hereby.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ballard Spahr LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).
____________________________
*Filed herewith.

Item 9.  Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)	To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this registration statement on Form S-8 if the information required to be included in the post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania, on November 9, 2020.

TRIUMPH GROUP, INC.

By  /s/ Daniel J. Crowley

Daniel J. Crowley

President and Chief Executive Officer

(Principal Executive Officer)

Each person whose signature appears below in so signing also makes, constitutes and appoints Daniel J. Crowley, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. Crowley	Director, President and Chief Executive Officer	November 9, 2020
Daniel J. Crowley

/s/ Paul Bourgon	Director	November 9, 2020
Paul Bourgon

/s/ Ralph E. Eberhart	Director	November 9, 2020
Ralph E. Eberhart

/s/ Daniel P. Garton	Director	November 9, 2020
Daniel P. Garton

/s/ Richard A. Goglia	Director	November 9, 2020
Richard A. Goglia

/s/ Barbara W. Humpton	Director	November 9, 2020
Barbara W. Humpton

/s/ William L. Mansfield	Director	November 9, 2020
William L. Mansfield

/s/ Colleen C. Repplier	Director	November 9, 2020
Colleen C. Repplier

/s/ Larry O. Spenser	Director	November 9, 2020
Larry O. Spencer